As Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273869

PROSPECTUS

13,189,836 Shares

Common Stock

Offered by the Selling Securityholders

The selling securityholders may offer and sell up to 13,189,836 shares in the aggregate of common stock identified above from time to time in one or more offerings. This prospectus provides you with a general description of the common stock. We will not receive any proceeds from the sale of our common stock by the selling securityholders.

Each time any of the selling securityholders offers and sells securities, such selling securityholders may provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

The selling securityholders, together or separately, may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “EVLO.” On August 16, 2023, the last reported sale price of our common stock on The Nasdaq Global Select Market was $12.99 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 17, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the selling securityholders may, from time to time, sell up to 13,189,836 shares of common stock in one or more offerings as described in this prospectus. In connection with the offer and sale of securities by the selling securityholders, the selling securityholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any such prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement or free writing prospectuses, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Evelo Biosciences,” “we,” “our company,” “our,” “us” and the “Company” in this prospectus, we mean Evelo Biosciences, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.evelobio.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement (other than those documents or the portions of those documents not deemed to be filed).

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2023.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 filed with the SEC on May 15, 2023 and August 14, 2023, respectively.

•

Our Current Reports on Form 8-K filed with the SEC on March 17, 2023, April 18, 2023, May  1, 2023, May 22, 2023, May  25, 2023, May 31, 2023, June  8, 2023, June 16, 2023, June  23, 2023, June 29, 2023, July  7, 2023, July 10, 2023 and July 12, 2023.

•

The description of our Common Stock contained in our Registration Statement on Form 8-A, dated April 30, 2018, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Evelo Biosciences, Inc.

620 Memorial Drive

Cambridge, Massachusetts 02139

(617) 577-0300

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

We are a clinical-stage biotechnology company focused on discovering and developing a new class of oral medicines that act on immune cells in the small intestine with systemic effects.

The small intestinal axis (“SINTAX”) is the network of connections that links the small intestine and the rest of the body. Immune cells and other cells in the small intestine act as sentinels and are constantly sensing the contents of the gut. Depending on what is sensed, these cells relay messages from the gut to the rest of the body that modulate systemic immunity.

We are discovering and developing a new class of orally delivered investigational medicines that are designed to act on cells in the small intestine with systemic therapeutic effects that have the potential to address many inflammatory diseases. Our orally delivered product candidates are pharmaceutical compositions of specific single strains of commensal microbes or the extracellular vesicles (“EVs”) they shed.

Preclinical studies have shown that our product candidates engaged with immune cells in the small intestine, which led to the generation and mobilization of CD4+ regulatory T cells. These regulatory T cells circulate throughout the body and have the potential to resolve inflammation without immunosuppression, which we believe could overcome the limitations of current anti-inflammatory drugs. Our product candidates have not been observed to colonize the gut nor modify the microbiome.

A first-generation product candidate, EDP1815, which is a mixture of whole cells and EVs from a specific, single strain of bacteria, delivered durable, clinically meaningful improvement in disease for some patients in a Phase 2 trial of psoriasis. In more than 800 patients to date, EDP1815 has displayed a safety and tolerability profile comparable to placebo. EDP2939 is a second generation product candidate that is a pharmaceutical composition of purified EVs produced by the same strain of bacteria as in EDP1815. The small size of the EVs allows us to concentrate many of them in a single dose and favorably influences their diffusion properties in the small intestine. Preclinical data for EDP2939 demonstrate that EDP2939 has shown more potent activity than EDP1815 at a given dose, and we have observed activity on par with injected biologics and JAK inhibitors in these models.

These discoveries may create the potential for a new type of effective, safe, well tolerated, and convenient medicine for people with many types and stages of many inflammatory diseases. Evelo initially is developing our lead product candidates as treatments in psoriasis. If shown to be effective in inflammatory disease mediated by the Th1, Th2 or Th17 inflammatory pathways, we believe these same investigational medicines have potential utility in additional inflammatory diseases, such as psoriatic and other forms of arthritis, asthma, allergy, and inflammatory bowel disease.

We filed our certificate of incorporation with the Secretary of State of Delaware in 2014.

Our principal executive offices are located at 620 Memorial Drive, Cambridge, Massachusetts 02139, and our telephone number is (617) 577-0300.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of common stock being offered by any of the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our restated certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $0.001 per share; and

•	10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Our common stock is listed on The Nasdaq Global Select Market under the symbol “EVLO.”

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our restated certificate of incorporation and amended and restated bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our restated certificate of incorporation. See below under “—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws-Amendment of Charter Provisions.”

Rights Upon Liquidation. In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us under this prospectus will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Transfer Agent

The transfer agent and registrar for our common stock is Equitini Trust Company, LLC.

Dividend

Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Preferred Stock

Under the terms of our restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Options

As of August 2, 2023, options to purchase an aggregate of 133,356 shares of our common stock were outstanding under our 2015 Stock Incentive Plan, restricted stock units for and options to purchase an aggregate of 518,097 shares of our common stock were outstanding under our 2018 Incentive Award Plan, and restricted stock units for and options to purchase an aggregate of 22,000 shares of our common stock were outstanding under our 2021 Employment Inducement Award Plan.

Registration Rights

Certain holders of our common stock are entitled to rights with respect to the registration of such shares for public resale under the Securities Act of 1933, as amended, or the Securities Act, pursuant to an amended and restated investors’ rights agreement by and among us and certain of our stockholders, until such shares can otherwise be sold without restriction under Rule 144, or until the rights otherwise terminate pursuant to the terms of the investors’ rights agreement. The registration of shares of common stock as a result of the following rights being exercised would enable holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective.

Form S-1 Registration Rights

If the holders of a majority of the registrable securities request in writing that we effect a registration with respect to all or part of such registrable securities then outstanding, we may be required to register their shares. We are obligated to effect at most two registrations in response to these demand registration rights. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the numbers of shares to be underwritten for reasons related to the marketing of the shares.

Piggyback Registration Rights

If at any time we propose to register any shares of our common stock under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Form S-3 Registration Rights

If, at any time after we become entitled under the Securities Act to register our shares on a registration statement on Form S-3, the holders of at least 30% of the registrable securities then outstanding request in writing that we effect a registration with respect to registrable securities at an aggregate price to the public in the offering of at least $5,000,000, we will be required to effect such registration; provided, however, that we will not be required to effect such a registration if, within the 12-month period preceding such request, we have already effected two registrations on Form S-3 for the holders of registrable securities.

Expenses

Ordinarily, other than underwriting discounts and commissions, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling security holders and blue sky fees and expenses.

Termination of Registration Rights

The registration rights terminate upon the earlier of May 8, 2025 and the closing of a deemed liquidation event, as defined in the investors’ rights agreement, or, with respect to the registration rights of an individual holder, when the holder can sell all of such holder’s registrable securities in a three-month period without restriction under Rule 144 under the Securities Act.

Private Placement Registration Rights

We have agreed to prepare and file with the SEC a registration statement by no later than August 10, 2023 covering the public resale pursuant to the Securities Act of certain shares of our common stock issued pursuant to a securities purchase agreement dated July 7, 2023, and have further agreed to use commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof, but in no event later than September 25, 2023. We have also agreed to use commercially reasonable efforts to cause such registration statement to remain continuously effective until the earlier of July 11, 2028 and, with respect to the registration rights of an individual holder, when such holder can sell all of such holder’s registrable shares in a three month period without restriction under Rule 144 under the Securities Act. This registration statement on Form S-3 is being filed with the SEC in accordance with the aforementioned obligations.

Anti-Takeover Effects of Delaware Law

Some provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

Our board of directors, without action by the stockholders, has the ability to issue up to 10,000,000 shares of undesignated preferred stock, which may include voting or other rights, dividend rights and preferences, rights to convert to common stock or other securities, and liquidation rights and preferences. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render it more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president (in the absence of a chief executive officer), or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. The notice must contain certain information specified in our amended and restated bylaws. These procedures may have the effect of precluding the conduct of certain business at a meeting or the nomination of candidates for election as directors by stockholders if the proper procedures are not followed.

Elimination of Stockholder Action by Written Consent

Our restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Staggered Board

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors and Vacancies

Our restated certificate of incorporation and amended and restated bylaws provide that, subject to the rights of holders of any series of preferred stock, no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote in the election of directors. Subject to the rights of holders of any series of preferred stock, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office, unless our board of directors determines by resolution that any such vacancy or newly created directorship shall be filled by our stockholders. Our amended and restated bylaws give our board of directors the exclusive right to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from filling vacancies on our board of directors.

Stockholders Not Entitled to Cumulative Voting

Our restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our restated certificate of incorporation provides that, unless we consent in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our restated certificate of incorporation or amended and restated bylaws; (4) any action to interpret, apply, enforce or determine the validity of our restated certificate of incorporation or amended and restated bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. Our restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Our amended and restated bylaws provide that (i) unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and (ii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the provisions of our amended and restated bylaws.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock and the provision prohibiting cumulative voting, would require approval by holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon.

The provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be; or

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations that are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by certain of the selling securityholders from time to time of up to an aggregate of 13,189,836 shares of common stock of the Company, $0.001 par value per share, or Common Stock. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer.

On July 7, 2023, we entered into a Securities Purchase Agreement, or the Purchase Agreement, with the selling securityholders, pursuant to which we sold in a private placement an aggregate of 11,025,334 shares of Common Stock, or the PIPE Shares. This prospectus relates to the possible resale by certain of the purchasers under the Purchase Agreement of 11,025,334 of the PIPE Shares sold under the Purchase Agreement.

On July 7, 2023, we entered into Venture Loan and Security Agreement and Eleventh Extension of Standstill Agreement, or the Amendment, with Horizon Technology Finance Corporation, or Horizon, as collateral agent. The Amendment amended the Venture Loan and Security Agreement, dated as of December 15, 2022, or the Loan Agreement, with Horizon. In connection with the Amendment, Horizon converted $5.0 million of the principal amount of the loans outstanding under the Loan Agreement into an aggregate of 2,164,502 shares of Common Stock, or the Horizon Shares. This prospectus also relates to the possible resale by Horizon of 2,164,502 of the Horizon Shares issued under the Amendment.

The following table sets forth information concerning the shares of Common Stock that may be offered from time to time by each selling securityholder. The number of shares beneficially owned by each selling securityholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the selling securityholder has sole or shared voting power or investment power. Percentage ownership is based on 18,789,673 shares of Common Stock outstanding as of July 30, 2023. In computing the number of shares beneficially owned by a selling securityholder and their percentage ownership, shares of Common Stock subject to options, warrants or other rights held by such selling securityholder that are currently exercisable or will become exercisable within 60 days of July 30, 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other selling securityholder. For purposes of this table, we have assumed that the selling securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Each of the selling securityholders listed has sole voting and investment power with respect to the shares beneficially owned by the selling securityholder unless noted otherwise.

The information in the following table has been provided to us by or on behalf of the selling securityholders and the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. A selling securityholder may sell all, some or none of its securities in this offering. See “Plan of Distribution.”

	Common Stock Beneficially Owned Before this Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Common Stock Beneficially Owned Upon Completion of this Offering
Selling Securityholder	Number	Percentage		Number	Percentage
Entities affiliated with Horizon(1)	2,187,693	11.5%	2,164,502	23,191	*
Entities affiliated with Flagship Pioneering.(2)	7,932,624	42.2%	5,411,255	2,521,369	13.4%
Entities affiliated with FMR LLC.(3)	2,452,252	13.1%	2,367,327	85,015	*
Alyeska Master Fund, LP(4)	432,900	2.3%	432,900	—	—
Bard Worldwide Holdings Limited(5)	432,900	2.3%	432,900	—	—
Rimu Capital Ltd.(6)	1,619,265	8.7%	1,082,251	537,014	2.9%
SMRS-TOPE LLC(7)	1,451,876	7.7%	1,298,701	153,175	*

*	Less than 1.0%
(1)

Consists of (a) 721,501 shares of common stock held by Horizon Funding I LLC, (b) 962,000 shares of common stock held by Horizon Technology Finance Corporation and (c) 481,001 shares of common stock held by Horizon Credit II LLC. In addition, the entities affiliated with Horizon hold warrants to purchase up to an aggregate 23,191 shares of Common Stock with an exercise price of $38.30 per share. The mailing address of the entities affiliated with Horizon is 312 Farmington Avenue, Farmington, CT 06032.

(2)

Consists of (a) 34,219 shares of common stock held by Flagship VentureLabs IV LLC (“Flagship VentureLabs IV”), (b) 132,282 shares of common stock held by Flagship VentureLabs V LLC (“Flagship VentureLabs V”), (c) 1,461,795 shares of common stock held by Flagship Ventures Fund IV, L.P. (“Flagship Fund IV”), (d) 94,371 shares of common stock held by Flagship Ventures Fund IV-Rx, L.P. (“Flagship Fund IV-Rx”), (e) 210,064 shares of common stock held by Flagship Ventures Fund V, L.P. (“Flagship Fund V”), (f) 80,494 shares of common stock held by Flagship V VentureLabs Rx Fund, L.P. (“Flagship VentureLabs V-Rx”), (g) 179,909 shares of common stock held by Nutritional Health Disruptive Innovation Fund, L.P. (“Flagship Nutritional Health Fund”), (h) 39,798 shares of common stock held by Nutritional Health Side Fund, L.P. (“Flagship Nutritional Health Side Fund”), (i) 274,766 shares of common stock held by Flagship Ventures Opportunities Fund I, L.P. (“Flagship Opportunities Fund I”), (j) 1,493,241 shares of common stock held by Nutritional Health LTP Fund, L.P. (“Nutritional LTP Fund”), and (k) 3,931,685 shares of common stock held by Flagship Pioneering Fund VII, L.P. (“Flagship Fund VII” and together with Flagship VentureLabs IV, Flagship VentureLabs V, Flagship Fund IV, Flagship Fund IV-Rx, Flagship Fund V, Flagship VentureLabs V-Rx, Flagship Nutritional Health Fund, Flagship Nutritional Side Fund, Flagship Opportunities Fund I and Nutritional LTP Fund, the “Flagship Funds”).

Flagship Fund IV is a member of Flagship VentureLabs IV and also serves as its manager. The general partner of each of Flagship Fund IV and Flagship Fund IV-Rx is Flagship Ventures Fund IV General Partner LLC (“Flagship Fund IV GP”). Flagship VentureLabs V Manager LLC (“VentureLabs V Manager”) is the manager of Flagship VentureLabs V. The general partner of each Flagship Fund V, Flagship Nutritional Health Fund, Flagship Nutritional Health Side Fund, and Flagship VentureLabs V-Rx is Flagship Ventures Fund V General Partner LLC (“Flagship Fund V GP”). The general partner of Flagship Opportunities Fund I is Flagship Ventures Opportunities Fund I General Partner LLC (“Flagship Opportunities I GP”). The general partner of Nutritional LTP Fund is Nutritional Health LTP Fund General Partner LLC (“Nutritional LTP GP”). The general partner of Flagship Fund VII is Flagship Pioneering Fund VII General Partner LLC (“Flagship Fund VII GP”). The manager of VentureLabs V Manager, Flagship Fund VII GP and Nutritional LTP GP is Flagship Pioneering, Inc. (“Flagship Pioneering” and together with Flagship Fund IV GP, VentureLabs V Manager, Flagship Fund V GP, Flagship Opportunities I GP, Nutritional LTP GP and Flagship Fund VII GP, the “Flagship General Partners”). Noubar Afeyan is the sole manager of Flagship Fund IV GP, Flagship Fund V GP, and Flagship Opportunities I GP; Dr. Afeyan is also the sole shareholder and director of Flagship Pioneering. Dr. Afeyan may be deemed to possess sole voting and investment control over all the shares held by the Flagship Funds. Neither of the Flagship General Partners directly own any of the shares held by the Flagship Funds, and each of the Flagship General Partners and Dr. Afeyan disclaims beneficial ownership of such shares except to the extent of its or his pecuniary interest therein. The mailing address of the Flagship Funds is 55 Cambridge Parkway, Suite 800E, Cambridge, MA 02142.

(3)

Consists of (a) 446,349 shares of common stock held by Fidelity Select Portfolios: Biotechnology Portfolio, (b) 676,867 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (c) 864,001 shares of common stock held by Fidelity Growth Company Commingled Pool, (d) 207,882 shares of common stock held by Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund and (e) 185,683 shares of common stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund.

These funds and accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210

(4)

Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. The general partner of the Selling Securityholder is Alyeska Fund GP, LLC. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(5)	The address of Bard Worldwide Holdings Limited is 8 John Kennedy Street, 3106 Limassol, Cyprus.
(6)	The address of Rimu Capital Ltd. is Trident Chambers 146, Road Town Tortola, British Virgin Islands.
(7)

Consists of 1,451,876 shares of common stock owned directly by SMRS-TOPE LLC. HarbourVest Partners, LLC (“HarbourVest”) is the General Partner of HarbourVest Partners L.P., which is the Manager of HVST-TOPE LLC, which is the Managing Member of SMRS-TOPE LLC. Each of HarbourVest, HarbourVest Partners L.P. and HVST-TOPE LLC may be deemed to have a beneficial interest in the shares held by SMRS-TOPE LLC. Voting and investment power over the securities owned directly by SMRS-TOPE LLC is exercised by the Investment Committee of HarbourVest. Each of HarbourVest, HarbourVest Partners L.P. and HVST-TOPE LLC and the members of the HarbourVest Investment Committee disclaim beneficial ownership of the shares held directly by SMRS-TOPE LLC. The business address of each of the foregoing entities is One Financial Center, Boston, MA 02111.

PLAN OF DISTRIBUTION

The selling securityholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling securityholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•

through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 or Rule 904 under the Securities Act of 1933, as amended, or Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker- dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

Upon being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling securityholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any profits realized by such selling securityholders or compensation received by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised the selling securityholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (b) such time as none of the shares covered by this prospectus constitute “registrable securities”, as such term is defined in the registration rights agreement by and among us and the selling securityholders.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Evelo Biosciences, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Evelo Biosciences, Inc. appearing in Evelo Biosciences, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.